Exhibit 23.1


We consent to the inclusion of our report dated March 2, 2007 with respect to our audit of the consolidated financial statements of Transportation Resources, Inc. as of and for the year ended December 31, 2006, included in this Form 8-K/A of Con-way Inc.


/s/ BKD, LLP
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BKD, LLP

Tulsa, Oklahoma
October 5, 2007